Execution Copy

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT ("Agreement") is made and entered into on July 31, 2018, by and between Columbia Financial, Inc. (the "Company"), a Delaware corporation, Columbia Bank (the "Bank"), a federal savings bank, and Allyson K. Schlesinger (the "Executive").

WHEREAS, the Company and the Bank wish to employ the Executive as Executive Vice President, Head of Consumer Banking, reporting to the President and CEO of the Company and the Bank, on the terms and conditions provided herein, and the Executive wishes to be employed in that position on the terms and conditions provided herein.

WHEREAS, the Executive agrees to devote her full time and attention to the faithful performance of the Executive's responsibilities and promoting the best interests of the Company and the Bank.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement agree as follows:

1. **Term.** For purposes of this Agreement, the "Effective Date" shall be September 4, 2018, or such other date as the parties may agree. The initial term of this Agreement shall begin on the Effective Date, and shall continue for twenty-four (24)months; provided, however, that beginning on the first anniversary of the Effective Date, and on each anniversary of the Effective Date thereafter, the term of this Agreement shall be extended by twelve (12) months, unless the disinterested members of the boards of directors of the Company and the Bank (the "Company Board" and "Bank Board", respectively) or the Executive shall have provided notice to the other party at least sixty (60) days before such date that the term shall not be extended. The period during which the Executive is employed by the Company and the Bank pursuant to this Agreement, including all extensions thereof, is hereinafter referred to as the "Term." Notwithstanding the preceding provisions of this Section, if a Change of Control occurs during the Term, the Term shall not end before the first anniversary of the Change of Control; provided, however, this sentence shall apply only to the first Change of Control to occur while this Agreement is in effect. The Executive's direct supervisor shall conduct a comprehensive performance evaluation and review of the Executive annually. The Bank Board will review such performance evaluation for purposes of determining whether to extend the Agreement for an additional twelve (12) month Term. The rationale and results of that determination shall be included in the minutes of the meeting of the Bank Board.

2. **Employment-At-Will.** The Executive shall be employed by the Company and the Bank on an "at-will" basis, such that the Company and the Bank have the right to terminate the

Executive's employment at any time, with or without cause, subject to the provisions of Sections 5 through 10 below as may be applicable. The Executive has the right to terminate the Executive's employment with the Bank and the Company at any time for Good Reason or no reason, also subject to the provisions of Sections 5 through 10 below.

3. **Position and Duties.** At all times during the Term, the Executive shall: (a) serve as EVP, Head of Consumer Banking of the Company and the Bank, or in such other position as determined by the CEO and, in such capacity, shall perform such duties and have such responsibilities as is typical for such positions as well as any other duties as may be assigned to the Executive from time to time; (b) diligently and conscientiously devote substantially all of the Executive's business time, energy, and ability to the Executive's duties and the business of the Company and the Bank. and (c) comply with all directions from the Company Board, the Bank Board, the CEO and any other executive to whom Executive reports from time to time (other than directions that would require an illegal or unethical act or omission) and all applicable policies and regulations of the Company and the Bank. The Executive will not engage in any other business, profession, or occupation for compensation or otherwise which would conflict or materially interfere with the performance of such services either directly or indirectly without the prior written consent of the Bank Board. Notwithstanding the foregoing, the Executive, with the prior written consent of the Bank Board (not to be unreasonably withheld), may act or serve as a director, trustee, committee member, or principal of any type of business, civic or charitable organization as long as such activities are disclosed in writing to the Bank Board, and purchase or own less than two percent (2%) of the publicly traded securities of any entity which has the potential to be a competitor of the Company or the Bank or an unlimited ownership interest in any entity which is not similar to and does not have the potential to compete with the Company or the Bank; provided that, such ownership represents a passive investment and that the Executive is not a controlling person of, or a member of a group that controls, such entity; and provided further that, the foregoing activities, in each case and in the aggregate, do not materially interfere with the performance of the Executive's duties and responsibilities as provided hereunder. The Executive has disclosed all business, civic, and charitable organizations for which the Executive serves as of the Effective Date, and it is hereby acknowledged that, as of the Effective Date, the same do not currently conflict with, and are not expected to interfere with, the Executive's duties hereunder. For purposes of this Agreement, all references to either the Company Board or the Bank Board shall be deemed to include all committees of such Boards.

4 **Compensation, Benefits and Expenses.** During the Term, the Bank shall compensate the Executive for the Executive's services as provided in this Section 4. Unless otherwise determined by the Company Board, all payments and benefits provided in this Agreement shall be paid or provided solely by the Bank. Notwithstanding anything in this Agreement to the contrary, no provision of this Agreement shall be construed so as to result in the duplication of any payment or benefit. Unless otherwise determined by the Company Board, the Company's sole obligation under this Agreement shall be to unconditionally guarantee the payment and provision of all amounts and benefits due hereunder to the Executive, and the affirmative obligations of the Company as set forth at Section 4(h), herein, with respect to Indemnification, and, if such amounts and benefits due from the Bank are not timely paid or provided by the Bank, such amounts and benefits shall be paid or provided by the Company.

(a) **Base Salary.** The Bank shall pay the Executive an annual base salary at the rate of $350,000 (partial years prorated) payable in substantially equal installments in accordance with the Bank's customary payroll practices regarding the payment of base salary to executives but no less frequently than monthly (except to the extent the Executive has properly deferred such base salary pursuant to a Bank deferred compensation plan or arrangement, if any). The Executive's base salary shall be reviewed at least annually by the Bank Board in consultation with the CEO, and the Bank Board may increase but not decrease the base salary during the Term. In the absence of action by the Bank Board, the Executive shall continue to receive an annual base salary at the rate specified above or, if another rate has been established under this Section 4(a), the rate last properly established by action of the Bank Board under this Section 4(a). The Executive's annual base salary, as in effect from time to time, is hereinafter referred to as "Base Salary."

(b) **Annual Bonuses.** For each completed fiscal year of the Bank ("Fiscal Year") during the Term, beginning with FY 2018, the Executive shall have the opportunity to earn an annual bonus pursuant to the Columbia Bank Performance Achievement Incentive Program or any successor plan thereto (the "PAIP"). The terms of the PAIP may be revised from time to time, based on achievement of annual performance goals established by the Bank Board in its discretion (an "Annual Bonus") with a target amount determined annually based on review of market data for similarly situated executives. The Executive shall be entitled to a minimum target equal to at least 30% of the Executive's Base Salary at the beginning of the applicable Fiscal Year (the "Target Bonus").***Refer to Addendum for first year's terms.***

(c) **Long-Term Cash Incentive Awards.** Beginning on the Effective Date, and during each Fiscal Year during the Term, the Executive shall be granted the opportunity to earn a long-term cash incentive award pursuant to the Columbia Bank Long Term Incentive Plan, or any successor plan thereto (the "LTIP Plan"). The Executive shall be entitled to a minimum target amount of 30% of the Executive's Base Salary in effect at the beginning of the fiscal year. The Executive agrees and acknowledges that the actual value of any performance-based long-term cash incentive award will be based upon performance in relation to the performance goals used for the award. ").***Refer to Addendum for first year's terms.***

(d) **Long-Term Equity Incentive Awards.** If the Company or the Bank adopts an Equity Plan, the Executive shall be granted long-term equity incentive awards ("Equity Awards") at the same time as Equity Awards are granted to other members of the Company's and the Bank's executive leadership teams (the "ELT") during the Term. The Company Board or Bank Board shall determine the composition and size of the Executive's Equity Awards granted during the Term in its discretion. The Executive agrees and acknowledges that the actual value of any performance-based Equity Award will be based upon performance in relation to the performance goals used for the award. The terms and conditions of each Equity Award granted to the Executive shall be governed by the terms and conditions of the Equity Plan, as it may be amended or replaced from time to time, and the applicable award agreement evidencing the Equity Award, which shall be consistent with the form of award agreement evidencing the grant of similar Equity Awards to other ELT members as of the applicable grant date.

(e) **Employee Benefits.** During the Term, the Executive will be entitled to participate in or receive benefits under all employee benefit plans, programs, arrangements and practices in effect on the Effective Date, including, but not limited to, the Bank's tax-qualified Defined Benefit Pension Plan, tax-qualified 401(k) plan, Employee Stock Ownership Plan ("ESOP"), supplemental non-qualified deferred compensation plans, medical plan, dental plan, vision plan, life insurance plan, short-term and long-term disability plans, fringe benefit arrangements, and executive perquisite arrangements (including, but not limited to, an automobile not to exceed $45,000 in value) (collectively, the "Benefit Plans"). During the Term, and to the extent consistent with applicable law, the Bank will not, without the Executive's prior written consent, make any changes to any material Benefit Plan that would materially adversely affect the Executive's rights or benefits under such Benefit Plan unless an equitable arrangement (embodied in an ongoing or substitute arrangement) is made with respect to such change. During the Term, the Executive also will be entitled to participate in or receive benefits under any employee benefit plan, program, arrangement or practice made available by the Company or the Bank in the future to any member of the ELT, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements.

(f) **Vacation.** During the Term, the Executive shall be eligible for five (5) weeks of paid vacation per calendar year (prorated for partial years) in accordance with the Bank's vacation policies, as in effect from time to time.

(g) **Business Expenses.** The Executive shall be eligible for reimbursement of all reasonable and necessary out-of-pocket business, entertainment and travel expenses incurred by the Executive in connection with the performance of the Executive's duties hereunder in accordance with the Bank's expense reimbursement policies and procedures for ELT members.

(h) **Indemnification.** The Bank and the Company shall provide the Executive (including the Executive's heirs, executors and administrators) with coverage under a standard directors' and officers' liability insurance policy at their expense and each such party shall indemnify the Executive (and the Executive's heirs, executors and administrators) to the fullest extent permitted under applicable law against all expenses and liabilities reasonably incurred by the Executive in connection with or arising out of any action, suit or proceeding in which the Executive may be involved by reason of the Executive having been a director or officer of the Company or the Bank (whether or not the Executive continues to be a director or officer at the time of incurring such expenses or liabilities), such expenses and liabilities to include, but not be limited to, judgments, court costs and attorneys' fees and the costs of reasonable settlements.

5. <u>Termination of Employment</u>.

(a) Subject to its payment obligations under this Section and Section 6 or 7, if applicable, the Company and the Bank may terminate the Executive's employment with the Company and the Bank and this Agreement at any time, with or without Cause (as defined in subsection (b) below), by providing at least thirty (30) days prior written notice (with the exception of a termination for Cause, for which no prior written notice is required). The Executive may voluntarily terminate the Executive's employment with the Company and the Bank and this Agreement at any time, with or without Good Reason (as defined in subsection (c) below), by providing at least thirty (30) days prior written notice to the Company and the Bank. Upon termination of the Executive's employment and this Agreement during the Term,

the Executive shall be entitled to the following in addition to any benefits payable under Section 6 or 7, as applicable, and shall have no further rights to any compensation or any other benefits from the Company or the Bank or any other affiliate of the Company:

(i) Any earned but unpaid Base Salary through the effective date of the Executive's termination of employment with the Company and the Bank (the "Termination Date"), paid in accordance with Section 3(a).

(ii) Provided that the Executive applies for reimbursement in accordance with the Bank's established reimbursement policies (within the period required by such policies but under no circumstances less than thirty (30) days after her Termination Date), the Bank shall pay the Executive any reimbursements to which she is entitled under such policies.

(iii) Any benefits (other than severance) payable to the Executive under any of the Bank's incentive compensation or employee benefit plans or programs shall be payable in accordance with the provisions of those plans or programs.

(iv) All rights to indemnification and directors' and officers' liability insurance provided under Section 3(h).

Upon termination of the Executive's employment hereunder for any reason, the Executive shall be deemed to have resigned from all positions that the Executive holds as an officer of the Company or the Bank or of any other affiliate of the Company.

(b) For purposes of this Agreement, "Cause" means the occurrence of any of the following during the Term:

(i) any act of dishonesty; any act or failure to act constituting willful misconduct or gross negligence; any breach of fiduciary duty; or any willful violation of any law, rule, regulation (other than traffic violations or similar offenses), or court order;

(ii) the Executive's material failure to satisfactorily perform the duties of the Executive's position (except in the case of a termination of the Executive's employment for Good Reason or on account of the Executive's physical or mental inability to perform such duties) where such failure is not corrected within thirty (30) days after receiving written notice from the Bank specifying such failure;

(iii) the Executive's willful failure to comply with any valid and legal written directive of the Company Board, the Bank Board or the CEO;

(iv) the Executive's willful and material violation of the Company's or the Bank's code of ethics or conduct policies;

(v) the Executive's failure to follow the policies and standards of the Company or the Bank, provided that the Executive shall have received written notice from the Company or the Bank of such failure and such failure shall have continued or recurred for ten

(10) days following the date of such notice;

(vi) the written requirement or direction of a federal or state regulatory agency having jurisdiction over the Company or the Bank or any other affiliate of the Company that the Executive's employment with the Company or the Bank be terminated;

(vii) the Executive's conviction of or plea of guilty or nolo contendere to a criminal offense involving dishonesty, breach of trust, or moral turpitude; or

(viii) the Executive's intentional breach of a term, condition, or covenant of this Agreement and the failure to correct such violation within thirty (30) days after receipt of written notice from the Bank specifying such breach in detail.

For purposes of this definition, no act or failure to act shall be considered "willful" if the Executive acted or failed to act either (i) in good faith or (ii) with a reasonable belief that her act or failure to act was not opposed to the Company's and Bank's best interests.

(c) For purposes of this Agreement, "Good Reason" means the occurrence of any of the following during the Term without the express written consent of the Executive:

(i) a material reduction in the Executive's Base Salary or Target Bonus under the PAIP or LTI, if applicable, except for reductions proportionate with similar reductions to all other members of the ELT;

(ii) a change in the primary location at which the Executive is required to perform the duties of the Executive's employment with the Company and the Bank to a location that is more than thirty (30) miles from the location of the Bank's headquarters on the Effective Date;

(iii) a material adverse change in Executive's position that results in a demotion in the Executive's status within the Bank and the Company; or

(iv) a material breach by the Company or the Bank of this Agreement or any other written agreement between the Executive, on the one hand, and any of the Company or the Bank or any other affiliate of the Company, on the other hand, unless arising from the Executive's inability to materially perform her duties contemplated hereunder.

6. Non-Change of Control Severance Benefit.

(a) Subject to (i) the Executive's timely execution and filing of a Release in accordance with Section 19, (ii) the expiration of any applicable waiting periods contained herein, and (iii) the following provisions of this Section 6, the Bank shall provide the Executive with the payments and benefits set forth in this Section 6 if, during the Term and before the occurrence of a Change of Control, either (1) the Company and the Bank terminate the Executive's employment with the Company and the Bank and this Agreement other than pursuant to Section 9, or (2) the Executive terminates her employment with the Company and the Bank and this Agreement for Good Reason pursuant to Section 10. Notwithstanding the

preceding provisions of this subsection (a), the Executive shall not be entitled to severance benefits pursuant to this Section 6 if the Executive is entitled to severance benefits pursuant to Section 7. Any amount payable to the Executive pursuant to this Section 6 is in addition to amounts already owed to the Executive by the Bank and is in consideration of the covenants set forth in this Agreement and/or the Release.

(b) The Bank shall pay to the Executive an amount equal to one (1) times the sum of Executive's Base Salary and Target Bonus in effect on the Termination Date, with such amount paid as salary continuation in substantially equal installments over the twelve(12) month period following the Termination Date in accordance with the Bank's customary payroll practices regarding the payment of base salary to executives but no less frequently than monthly (i.e., as if the Executive were still employed and receiving Base Salary pursuant to Section 3(a) of this Agreement), except that the first payment shall be made within 60 days following the Termination Date and shall include all installments that would have been paid earlier had the installment stream commenced immediately following the Termination Date.

(c) If the Executive timely and properly elects continued Bank-provided group health plan coverage pursuant to the Consolidated Omnibus Reconciliation Act of 1985, as amended ("COBRA"), the Bank shall reimburse the Executive in an after-tax amount (determined using an assumed aggregate tax rate of 40%) equal to the monthly COBRA premium paid by the Executive for such coverage less the active employee premium for such coverage. Executive shall be eligible to receive such reimbursement until the earliest of: (i) the period of time used to calculate the Executive's severance pay pursuant to Section 5(b); (ii) the date Executive is no longer eligible to receive COBRA continuation coverage; or (iii) the date on which Executive either receives or becomes eligible to receive substantially similar coverage from another employer.

(d) The Bank shall pay to the Executive any unpaid Annual Bonus for the completed Fiscal Year preceding the Fiscal Year in which the Termination Date occurs, calculated by taking into account the degree of achievement of the applicable objective performance goals for such preceding Fiscal Year (the "Prior Year Bonus"), in a lump sum on the date on which the Annual Bonus would have been paid to the Executive but for the Executive's termination of employment.

(e) The treatment of any outstanding Equity Plan awards shall be determined in accordance with the terms of the applicable Equity Plan and the applicable award agreements evidencing such awards.

7. Change of Control Severance Benefit.

Subject to (i) the expiration of any applicable waiting periods contained herein, and (ii) the following provisions of this Section 7, the Bank shall provide the Executive with the payments and benefits set forth in this Section 7, in lieu of severance payments or benefits under Section 6, if, during the Term and concurrent with or within twenty-four (24) months after a Change of Control (as defined in subsection (g) below), either (A) the Company and the Bank terminate the Executive's employment with the Company and the Bank and this Agreement other than pursuant to Section 9, or (B) the Executive terminates her employment with the Company and the Bank and this Agreement for Good Reason pursuant to Section 10.

(a) Within 60 days following the Termination Date, the Bank shall pay to the Executive a single lump sum payment in an amount equal to two (2) times the sum of the Executive's annual Base Salary, at the greater of the Base Salary in effect on the Change of Control Date (as defined in subsection (g) below) or her Termination Date, and the Executive's Target Bonus, at the greater of her Target Bonus in effect on the Change of Control Date or Termination Date.

(b) Within 60 days following the Termination Date, the Bank shall pay to the Executive a single lump sum payment in an after-tax amount (determined using an assumed aggregate tax rate of 40%) equal to thirty-six (36) times the Bank's monthly COBRA charge in effect on the Termination Date for the type of Bank-provided group health plan coverage in effect for the Executive (e.g., family coverage) on the Termination Date less the active employee charge for such coverage in effect on the Termination Date.

(c) The Bank shall pay to the Executive any Prior Year Bonus in a lump sum on the date on which the Annual Bonus would have been paid to the Executive but for Executive's termination of employment.

(d) The treatment of any outstanding Equity Plan awards shall be determined in accordance with the terms of the applicable Equity Plan and the applicable award agreements evidencing such awards.

(e) If payments to the Executive pursuant to this Agreement would result in total Parachute Payments (as defined in Section 7) to the Executive, whether or not made pursuant to this Agreement, with a value (as determined pursuant to Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), and the guidance thereunder) equal to or greater than Executive's Parachute Payment Limit (as defined in Section 7), the provisions of Section 7 shall apply as if set out in this Section 6.

(f) For purposes of this Agreement, "Change of Control" means the first occurrence of any of the following events during the Term:

(i) the acquisition by any person (within the meaning of Section 13(d) of the Securities Exchange Act of 1934 ("Act")), other than by Columbia Bank MHC, the Company, the Bank, any other subsidiary of the Company, and any employee benefit plan of the Company or the Bank or any other subsidiary of the Company, of fifty percent (50%) or more of the combined voting power entitled to vote generally in the election of the directors of the Company's or the Bank's then outstanding voting securities;

(ii) the persons who were serving as the members of the Company Board or Bank Board immediately prior to the commencement of a proxy contest relating to the election of directors or a tender or exchange offer for voting securities of the Company or the Bank, as applicable ("Incumbent Directors"), shall cease to constitute at least a majority of such board (or the board of directors of any successor to the Company or the Bank, as applicable) at any time within one year of the election of directors as a result of such contest or the purchase or exchange of voting securities of the Company or the Bank, as applicable, pursuant to such offer, provided that any director elected or nominated for election to the Company Board or Bank

Board, as applicable, by a majority of the Incumbent Directors then still in office and whose nomination or election was not made at the request or direction of the person(s) initiating such contest or making such offer shall be deemed to be an Incumbent Director for purposes of this subsection (ii); or

(iii) a sale, transfer, or other disposition of all or substantially all of the assets of the Company or the Bank which is consummated and immediately following which the persons who were the owners of the Company or the Bank, as applicable, immediately prior to such sale, transfer, or disposition, do not own, directly or indirectly and in substantially the same proportions as their ownership immediately prior to the sale, transfer, or disposition, more than fifty percent (50%) of the combined voting power entitled to vote generally in the election of directors of (i) the entity or entities to which such assets or ownership interest are sold or transferred or (ii) an entity that, directly or indirectly, owns more than fifty percent (50%) of the combined voting power entitled to vote generally in the election of directors of the entities described in clause (i).

Notwithstanding anything herein to the contrary, the issuance of common stock by the Company or the Bank shall not be deemed to be a Change of Control nor shall any subsequent "second-step" conversion and stock issuance be deemed to be a Change of Control for purposes of this Agreement.

To the extent necessary to comply with Code Section 409A, a Change of Control will be deemed to have occurred only if the event also constitutes a change in the effective ownership or effective control of the Company or the Bank, as applicable, or a change in the ownership of a substantial portion of the assets of the Company or the Bank, as applicable, in each case within the meaning of Treasury Regulation section 1.409A-3(i)(5).

(g.) For purposes of this Agreement, "Change of Control Date" means the date on which a Change of Control occurs.

8. Provisions Relating to Parachute Payments.

(a) If payments and benefits to or for the benefit of the Executive, whether pursuant to this Agreement or otherwise, would result in total Parachute Payments to the Executive with a value equal to or greater than one hundred percent (100%) of the Executive's Parachute Payment Limit, the amount payable to the Executive shall be reduced so that the value of all Parachute Payments to the Executive, whether or not made pursuant to this Agreement, is equal to the Parachute Payment Limit less One Dollar ($1.00), accomplished by first reducing any amounts payable pursuant to Sections 5(b) and 6(b), as applicable, and then reducing other amounts of compensation to the extent necessary; provided that, no such reduction shall be taken if, after reduction for any applicable federal excise tax imposed on the Executive by Code Section 4999, as well as any federal, state and local income tax imposed on the Executive with respect to the total Parachute Payments, the total Parachute Payments accruing to the Executive would be more than the amount of the total Parachute Payments after (a) taking the reduction described in the first clause of this sentence, and (b) further reducing such payments by any

federal, state and local income taxes imposed on the Executive with respect to the total Parachute Payments. The Bank

agrees to undertake such reasonable efforts as it may determine in its sole discretion to prevent any payment or benefit under this Agreement (or any portion thereof) from constituting an Excess Parachute Payment.

(b) The amount of Parachute Payments and the Parachute Payment Limit shall be determined as provided in this subsection (b). The Bank shall direct its independent auditor ("Auditor") or such other accounting or law firm experienced in such calculations and acceptable to the Executive to determine whether any Parachute Payments equal or exceed the Parachute Payment Limit and the amount of any adjustment required by subsection (a). The Bank shall promptly give the Executive notice of the Auditor's determination. All reasonable determinations made by the Auditor under this subsection (b) shall be binding on the Company and the Bank and the Executive and shall be made within thirty (30) days after the Termination Date.

(c) For purposes of this Section 8, the following terms have the following meanings:

(i) "Excess Parachute Payment" has the meaning given to such term in Code Section 280G(b)(1).

(ii) "Parachute Payment" has the meaning give to such term in Code Section 280G(b)(2).

(iii) "Parachute Payment Limit" means two (2) times the Executive's "base amount" as defined by Code Section 280G(b)(3).

9. Termination of Employment by the Company and the Bank for Cause, Death or Disability.

(a) The Company and the Bank may terminate the Executive's employment for Cause at any time. Notwithstanding the foregoing, the Executive shall not be deemed to have been terminated for Cause unless and until a notice of termination is delivered to the Executive which notice shall include a copy of a resolution duly adopted by the affirmative vote of not less than a simple majority of all of the members of the Company Board and Bank Board at a meeting of each such board called and held for that purpose, finding that in the good faith opinion of such board, Executive was guilty of conduct justifying termination for Cause and specifying the particulars thereof in detail. Executive shall not have the right to receive compensation or other benefits for any period after termination for Cause except as provided in Section 5 of this Agreement.

(b) If the Executive dies before the termination of her employment with the Company and the Bank, her employment and this Agreement shall terminate automatically on the date of the Executive's death. In the case of a termination of the Executive's employment with the Company and the Bank on account of death, (i) the Executive shall remain entitled to

life insurance benefits pursuant to the Bank's plans, programs, arrangements and practices in this regard, (ii) the Bank shall pay the Executive's beneficiary (as such beneficiary is specified under the Bank's 401(k) retirement plan) an amount equal to one (1) times the sum of the Executive's Base Salary and Target Bonus in effect on the Termination Date in a lump sum within 60 days following the Termination Date, and (iii) the Executive shall not be entitled to severance benefits or payments pursuant to Sections 5 or 6.

(c) The Company and the Bank may initiate the termination of the Executive's employment with the Company and the Bank and this Agreement for Disability at any time. In the case of a termination of the Executive's employment with the Company and the Bank on account of Disability, (i) the Executive shall remain entitled to long-term disability benefits pursuant to the Bank's plans, programs, arrangements and practices in this regard (collectively, the "LTD Plan"), (ii) the Bank shall pay the Executive an amount equal to one (1) times the sum of the Executive's Base Salary and Target Bonus in effect on the Termination Date less the amount expected to be paid under the LTD Plan for the one (1) year period following the Termination Date, with such net amount paid as salary continuation in substantially equal installments over the twelve (12) month period following the Termination Date in accordance with the Bank's customary payroll practices regarding the payment of base salary to executives but no less frequently than monthly (i.e., as if the Executive were still employed and receiving Base Salary pursuant to Section 3(a) of this Agreement), except that the first payment shall be made within 60 days following the Termination Date and shall include all installments that would have been paid earlier had the installment stream commenced immediately following the Termination Date, and (iii) the Executive shall not be entitled to severance benefits or payments pursuant to Sections 5 or 6.

(d) For purposes of this Agreement, "Disability" will occur on the date on which the insurer or administrator of the Bank's program of long-term disability insurance determines that the Executive is eligible to commence benefits under such insurance.

10. Resignation by Executive for Good Reason. If an event constituting Good Reason occurs during the Term, the Executive may, at any time within the ninety (90) day period following the initial occurrence or on the date when the Executive knew or should have known of such event, provide the CEO with a written notice of termination specifying the event of Good Reason and notifying the Company and the Bank of the Executive's intention to terminate the Executive's employment with the Company and the Bank upon the Company's and the Bank's failure to correct the event of Good Reason within thirty (30) days following receipt of the Executive's notice of termination. If the Company and the Bank fails to correct the event of Good Reason and provide the Executive with notice of such correction within such thirty (30) day period, the Executive's employment with the Company and the Bank and this Agreement shall terminate as of the end of such period and the Executive shall be entitled to benefits as provided in Section 5 and Section 6 or 7, as applicable.

11. Withholding and Taxes. The Company and the Bank may withhold from any payment made hereunder (i) any taxes that the Company or the Bank reasonably determines are required to be withheld under federal, state, or local tax laws or regulations, and (ii) any other amounts that the Company or the Bank is authorized to withhold. Except for employment taxes that are

the obligation of the Company or the Bank, the Executive shall pay all federal, state, local, and other taxes (including, without limitation, interest, fines, and penalties) imposed on her under applicable law by virtue of or relating to the payments and/or benefits contemplated by this Agreement, subject to any reimbursement provisions of this Agreement.

12. Use and Disclosure of Confidential Information.

(a) The Executive acknowledges and agrees that (i) by virtue of her employment with the Company and the Bank, she will be given access to, and will help analyze, formulate or otherwise use, Confidential Information, (ii) the Company and the Bank have devoted (and will devote) substantial time, money, and effort to develop Confidential Information and maintain the proprietary and confidential nature thereof, and (iii) Confidential Information is proprietary and confidential and, if any Confidential Information were disclosed or became known by persons engaging in a business in any way competitive with the Company's Business, such disclosure would result in hardship, loss, irreparable injury, and damage to the Company or the Bank, the measurement of which would be difficult, if not impossible, to determine. Accordingly, the Executive agrees that (i) the preservation and protection of Confidential Information is an essential part of her duties of employment and that, as a result of her employment with the Company and the Bank, she has a duty of fidelity, loyalty, and trust to the Company and the Bank in safeguarding Confidential Information. The Executive further agrees thatshe will use her best efforts, exercise utmost diligence, and take all reasonable steps to protect and safeguard Confidential Information, whether such information derives from the Executive, other employees of the Company or the Bank, Customers, Prospective Customers, or vendors or suppliers of the Company of the Bank, and that she will not, directly or indirectly, use, disclose, distribute, or disseminate to any other person or entity or otherwise employ Confidential Information, either for her own benefit or for the benefit of another, except as required in the ordinary course of her employment by the Company and the Bank. The Executive shall follow all Company and Bank policies and procedures to protect all Confidential Information and shall take all reasonable precautions necessary under the circumstances to preserve and protect against the prohibited use or disclosure of any Confidential Information.

(b) For purposes of this Agreement, "Confidential Information" means the following:

(i) materials, records, documents, data, statistics, studies, plans, writings, and information (whether in handwritten, printed, digital, or electronic form) relating to the Company's Business that are not generally known or available to the Company's business, trade, or industry or to individuals who work therein other than through a breach of this Agreement, or

(ii) trade secrets of the Company or the Bank.

Confidential Information also includes, but is not limited to: (1) information about Company or Bank employees; (2) information about the Company's or the Bank's compensation policies, structure, and implementation; (3) hardware, software, and computer programs and technology used by the Company or the Bank; (4) Customer and Prospective Customer identities, lists, and

databases, including private information related to customer history, loan activity, account balances, and financial information;
(5) strategic, operating, and marketing plans; (6) lists and databases and other information related to the Company's or the Bank's vendors; (7) policies, procedures, practices, and plans related to pricing of products and services; and (8) information related to the Company's or the Bank's acquisition and divestiture strategy. Information or documents that are generally available or accessible to the public shall be deemed Confidential Information, if the information is retrieved, gathered, assembled, or maintained by the Company or the Bank in a manner not available to the public or for a purpose beneficial to the Company or the Bank.

(c) For purposes of this Agreement, "Company's Business" means, collectively, the products and services provided by the Company or the Bank or any other affiliate of the Company, including, but not limited to, lending activities (including individual loans consisting primarily of home equity lines of credit, residential real estate loans, and/or consumer loans, and commercial loans, including lines of credit, real estate loans, letters of credit, and lease financing) and depository activities (including noninterest-bearing demand, NOW, savings and money market, and time deposits), debit and ATM cards, merchant cash management, internet banking, treasury services, (including investment management, wholesale funding, interest rate risk, liquidity and leverage management and capital markets products) and other general banking services.

(d) For purposes of this Agreement, "Customer" means a person or entity who is a customer of the Company or the Bank at the time of the Executive's termination of employment or with whom the Executive had direct contact on behalf of the Company or the Bank at any time during the period of the Executive's employment with the Company and the Bank.

(e) For purposes of this Agreement, "Prospective Customer" means a person or entity who was the direct target of sales or marketing activity by the Executive or whom the Executive knew was a target of the Company's or the Bank's sales or marketing activities during the one year period preceding the termination of the Executive's employment with the Company and the Bank.

(f) The confidentiality obligations contained in this Agreement shall continue as long as Confidential Information remains confidential (except that the obligations shall continue, if Confidential Information loses its confidential nature through improper use or disclosure, including but not limited to any breach of this Agreement and such use or disclosure is known to the Executive) and shall survive the termination of this Agreement and/or termination of the Executive's employment with the Company and the Bank.

13. Non-disparagement. The Executive agrees not to make any oral or written statement or take any other action that disparages or criticizes the Company or the Bank or their management or practices, that damages the Company's or the Bank's good reputation, or that impairs the normal operations of the Company or the Bank. The Executive understands that this non-disparagement provision does not apply on occasions when the Executive is subpoenaed or ordered by a court or other governmental authority to testify or give evidence and must, of course, respond truthfully, to conduct otherwise protected by the Sarbanes-Oxley Act, or to conduct or testimony in the context of enforcing the terms of this Agreement or other rights, powers, privileges, or claims not released by this Agreement. The Executive also understands

that the foregoing non-disparagement provision does not apply on occasions when the Executive provides truthful information in good faith to any federal, state, or local governmental body, agency, or official investigating an alleged violation of any antidiscrimination or other employment-related law or otherwise gathering information or evidence pursuant to any official investigation, hearing, trial, or proceeding. Nothing in this non-disparagement provision is intended in any way to intimidate, coerce, deter, persuade, or compensate the Executive with respect to providing, withholding, or restricting any communication whatsoever to the extent prohibited under 18 U.S.C. §§ 201, 1503, or 1512 or under any similar or related provision of state or federal law. In addition, nothing in this provision is intended to require the Executive to provide notice to the Company or the Bank or their attorneys before reporting any possible violations of federal law or regulation to any governmental agency or entity ("Whistleblower Disclosures"), and the Executive is not required to notify the Company or the Bank or their attorneys that the Executive has made any such Whistleblower Disclosures. The Company and the Bank agree not to make any oral or written statement or take any other action that disparages or criticizes the Executive or his good reputation both during the period of employment of the Executive with the Bank and the Company and at any time thereafter. With respect to the Company, this restriction pertains only to official communications by the Company's employees or agents.

14. Ownership of Documents and Return of Materials At Termination of Employment.

(a) Any and all documents, records, and copies thereof, including but not limited to hard copies or copies stored digitally or electronically, pertaining to or including Confidential Information (collectively, "Company Documents") that are made or received by the Executive during her employment with the Company and the Bank shall be deemed to be property of the Company and the Bank. The Executive shall use Company Documents and information contained therein only in the course of her employment with the Company and the Bank and for no other purpose. The Executive shall not use or disclose any Company Documents to anyone except as authorized in the course of her employment and in furtherance of the Company's Business.

(b) Upon termination of employment, the Executive shall deliver to the Company and the Bank, as soon as practicably possible (with or without request) all Company Documents and all other Company and Bank property in the Executive's possession or under her custody or control.

15. Non-Solicitation of Customers and Employees. The Executive agrees that during the Term and for a period of two (2) years following the termination of the Executive's employment with the Company and the Bank (including but not limited to by reason of retirement), other than a termination of the Executive's employment with the Company and the Bank following a Change of Control, the Executive shall not, directly or indirectly, individually or jointly, (i) solicit in any manner, seek to obtain service, or accept the business of any Customer or any product or service of the type offered by the Company or the Bank or competitive with the Company's Business, (ii) solicit in any manner, seek to obtain or service, or accept the business of any Prospective Customer for any product or service of the type offered by the Company or the Bank or otherwise competitive with the Company's Business, (iii) request or advise any

Customer, Prospective Customer, or supplier of the Company or the Bank to terminate, reduce, limit, or change its business or relationship with the Company or the Bank, or (iv) induce, request, or attempt to influence any employee of the Company or the Bank to terminate her employment with the Company or the Bank.

16. **Covenant Not to Compete**. The Executive hereby understands and acknowledges that, by virtue of her position with the Company and the Bank, the Executive has obtained advantageous familiarity and personal contacts with Customers and Prospective Customers, wherever located, and the business, operations, and affairs of the Company and the Bank. Accordingly, except as provided in subparagraph (b) of this Section 16, during the term of this Agreement and for a period of two (2) years following the termination of her employment with the Company and the Bank (including but not limited to by reason of retirement) ("Restriction Period"), other than a termination of the Executive's employment with the Company and the Bank following a Change of Control, the Executive shall not, directly or indirectly, except as agreed to by duly adopted resolution of the Bank Board:

(a) as owner, officer, director, stockholder, investor, proprietor, organizer, employee, agent, representative, consultant, independent contractor, or otherwise, engage in the same trade or business as the Company's Business, in the same or similar capacity as the Executive worked for the Company and the Bank, or in such capacity as would cause the actual or threatened use of the Company's or the Bank's trade secrets and/or Confidential Information; provided, however, that this subsection (a) shall not restrict the Executive from acquiring, as a passive investment, less than five percent (5%) of the outstanding securities of any class of an entity that are listed on a national securities exchange or actively traded in the over-the-counter market. The Executive acknowledges and agrees that, given the level of trust and responsibility given to her while in the Company's and the Bank's employ, and the level and depth of trade secrets and Confidential Information entrusted to her, any immediately subsequent employment with a competitor to the Company's Business would result in the inevitable use or disclosure of the Company's and the Bank's trade secrets and Confidential Information and, therefore, the duration of this year restriction is reasonable and necessary to protect against such inevitable disclosure; or

(b) offer to provide employment or work of any kind (whether such employment is with the Executive or any other business or enterprise), either on a full-time or part-time or consulting basis, to any person who then currently is an employee of the Company or the Bank.

The restrictions on the activities of the Executive contained in this Section 16 shall be limited to banking institutions that have a substantial geographic presence in the State of New Jersey. Notwithstanding anything herein to the contrary, the Restriction Period shall be limited to a period of one (1) year in the event of termination of the Executive's employment by the Company or the Bank with or without Cause, termination due to Executive's retirement or the Executive departing for Good Reason.

17. **Remedies**. The Executive agrees that the Company and the Bank will suffer irreparable damage and injury and will not have an adequate remedy at law if the Executive breaches any provision of the restrictions contained in Sections 12, 13, 14, 15 and 16 (the "Restrictive

Covenants"). Accordingly, if the Executive breaches or threatens or attempts to breach the Restrictive Covenants, in addition to all other available remedies, the Company and the Bank shall be entitled to seek injunctive relief, and no or minimal bond or other security shall be required in connection therewith. The Executive acknowledges and agrees that in the event of termination of this Agreement for any reason whatsoever, the Executive can obtain employment not competitive with the Company's Business (or, if competitive, outside of the geographic and customer-specific scope described herein) and that the issuance of an injunction to enforce the provisions of the Restrictive Covenants shall not prevent the Executive from earning a livelihood. The Restrictive Covenants are essential terms and conditions to the Company entering into this Agreement, and they shall be construed as independent of any other provision in this Agreement or of any other agreement between the Executive and the Company or the Bank. The existence of any claim or cause of action that the Executive has against the Company or the Bank, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company or the Bank of the Restrictive Covenants.

18. **Periods of Noncompliance and Reasonableness of Periods.** The Company, the Bank and the Executive acknowledge and agree that the restrictions and covenants contained in Sections 15 and 16 are reasonable in view of the nature of the Company's Business and the Executive's advantageous knowledge of and familiarity with the Company's Business, operations, affairs, and Customers. Notwithstanding anything contained herein to the contrary, if the scope of any restriction or covenant contained in Sections 15 and 16 is found by a court of competent jurisdiction to be too broad to permit enforcement of such restriction or covenant to its full extent, then such restriction or covenant shall be enforced to the maximum extent permitted by law. The parties hereby acknowledge and agree that a court of competent jurisdiction shall invoke and exercise the blue pencil doctrine to the fullest extent permitted by law to enforce this Agreement.

19. **Release.** For and in consideration of the foregoing covenants and promises made by the Company and the Bank, and the performance of such covenants and promises, the sufficiency of which is hereby acknowledged, the Executive understands that, as a condition of the payment of amounts under Section 6 of this Agreement, Executive will be required to execute a general release of all then existing claims against the Company, the Bank, their affiliates, shareholders, directors, officers, employees and agents in relation to claims relating to or arising out of the Executive's employment with the Company and the Bank in a form substantially consistent with the Bank's standard form of general release used for officers and not inconsistent with the terms of this Agreement (the "Release"), and the Executive shall not receive any payments or benefits to which she may be entitled hereunder that are subject to the execution of a Release unless the Executive satisfies this release requirement. The Release shall be substantially in the form attached hereto as Exhibit I. The Bank shall provide the Release to the Executive on the Termination Date or within five (5) days thereafter. **THE EXECUTIVE'S RIGHT TO BENEFITS UNDER SECTION 6 OF THIS AGREEMENT SHALL BE CONTINGENT ON HER SIGNING AND FILING THE RELEASE WITHIN THE PERIOD SPECIFIED IN THE RELEASE, WHICH PERIOD WILL NOT EXCEED 45 DAYS FROM THE DATE THE BANK PROVIDES THE RELEASE TO THE EXECUTIVE, AND NOT REVOKING THE RELEASE WITHIN THE PERIOD SPECIFIED IN THE RELEASE,**

WHICH PERIOD WILL NOT EXCEED 7 DAYS FROM THE DATE THE EXECUTIVE SIGNS THE RELEASE.

20. **Cooperation.** The parties agree that certain matters in which the Executive will be involved during the Term may necessitate the Executive's cooperation in the future. Accordingly, following the termination of the Executive's employment with the Company and the Bank for any reason, to the extent reasonably requested by the Company or the Bank and subject to the Executive's professional commitments, the Executive shall cooperate with the Company and the Bank in connection with matters arising out of the Executive's service to the Company and the Bank, such cooperation to include without limitation the providing of truthful testimony in any hearing or trial as requested by the Company or the Bank or any other affiliate of the Company; provided, however, that the Company and the Bank shall make reasonable efforts to minimize disruption of the Executive's other activities. The Bank shall reimburse the Executive for reasonable expenses incurred or compensation not received by the Executive, except that, in the event that the Executive is required to provide testimony, applicable statutes, court rules and legal opinions shall determine whether and to what extent reimbursement is permissible.

21. **Publicity.** During the Term, the Executive hereby consents to any and all reasonable and customary uses and displays, by the Company, the Bank and their agents, representatives and licensees, of the Executive's name, voice, likeness, image, appearance and biographical information in, on or in connection with any pictures, photographs, audio and video recordings, digital images, websites, television programs and advertising, other advertising and publicity, sales and marketing brochures, books, magazines, other publications, CDs, DVDs, tapes and all other printed and electronic forms and media throughout the world, at any time during the period of the Executive's employment with the Company and the Bank, for all legitimate commercial and business purposes of the Company and the Bank, without royalty, payment or other compensation to Executive.

22. **Reimbursement of Certain Costs.**

(a) If the Company or the Bank brings a cause of action to enforce the Restrictive Covenants or to recover damages caused by the Executive's breach of the Restrictive Covenants, the prevailing party in such action shall be entitled to reasonable costs and expenses (including, without limitation, reasonable attorneys' fees, expert witness fees, and disbursements) in connection with such action.

(b) If either party brings a legal action to resolve a dispute arising out of or relating to the terms of this Agreement, the prevailing party shall be entitled to reimbursement by the opposing party of all reasonable costs and expenses (including, without limitation, reasonable attorneys' fees, expert witness fees, and disbursements) incurred by the prevailing party in connection with such legal action or in otherwise pursuing a claim based on a breach of this Agreement.

23. **No Reliance.** The Executive represents and acknowledges that in executing this Agreement, the Executive does not rely and has not relied upon any representation or statement by the Company or the Bank or their agents, other than statements contained in this Agreement.

24. **Required Provisions.** In the event any of the provisions of this Section 24 are in conflict with the other terms of this Agreement, this Section 24 shall prevail.

(a) The Company and the Bank may terminate the Executive's employment with the Company and the Bank at any time, but any termination by the Company and the Bank, other than termination for Cause, shall not prejudice the Executive's right to receive compensation or other benefits under this Agreement. The Executive shall not have the right to receive compensation or other benefits for any period after termination for Cause.

(b) If the Executive is suspended and/or temporarily prohibited from participating in the conduct of the Company's or the Bank's affairs by a notice served under Section 8(e)(3) or 8(g)(1) of the Federal Deposit Insurance Act, 12 U.S.C. §1818(e)(3) or (g)(1); the Company's and the Bank's obligations under this contract shall be suspended as of the date of service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Company and the Bank may in their discretion: (i) pay the Executive all or part of the compensation withheld while its contract obligations were suspended; and (ii) reinstate (in whole or in part) any of the obligations which were suspended.

(c) If the Executive is removed and/or permanently prohibited from participating in the conduct of the Company's or the Bank's affairs by an order issued under Section 8(e)(4) or 8(g)(1) of the Federal Deposit Insurance Act, 12 U.S.C. §1818(e)(4) or (g)(1), all obligations of the Company and the Bank under this contract shall terminate as of the effective date of the order, but vested rights of the contracting parties shall not be affected.

(d) If the Bank is in default as defined in Section 3(x)(1) of the Federal Deposit Insurance Act, 12 U.S.C. §1813(x)(1) all obligations of the Company and the Bank under this contract shall terminate as of the date of default, but this paragraph shall not affect any vested rights of the contracting parties.

(e) All obligations under this contract shall be terminated, except to the extent a determination is made that continuation of the contract is necessary for the continued operation of the Company or the Bank (i) by the director of the Office of the Comptroller of the Currency (the "OCC") designee (the "OCC Director"), at the time the Federal Deposit Insurance Corporation enters into an agreement to provide assistance to or on behalf of the Company or the Bank under the authority contained in Section 13(c) of the Federal Deposit Insurance Act; or (ii) by the OCC Director, at the time the OCC Director approves a supervisory merger to resolve problems related to the operations of the Company or the Bank or when the Company or the Bank is determined by the OCC Director to be in an unsafe or unsound condition. Any rights of the Executive that have already vested, however, shall not be affected by such action.

(f) Any payments made to the Executive pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with 12 U.S.C. §1828(k) and FDIC

regulation 12 C.F.R. Part 359, Golden Parachute and Indemnification Payments.

25. **Section 409A.** To the extent necessary to ensure compliance with Code Section 409A ("Section 409A"), the provisions of this Section 24 shall govern in all cases over any contrary or conflicting provision in this Agreement.

(a) It is intended that this Agreement comply with the requirements of Section 409A and all guidance issued thereunder by the U.S. Internal Revenue Service with respect to any non-qualified deferred compensation subject to Section 409A. This Agreement shall be interpreted and administered to maximize the exemptions from Section 409A and, to the extent this Agreement provides for deferred compensation subject to Section 409A, to comply with Section 409A and to avoid the imposition of tax, interest and/or penalties upon Executive under Section 409A. The Company and the Bank do not, however, assume any economic burdens associated with Section 409A. Although the Company and the Bank intend to administer this Agreement to prevent taxation under Section 409A, they do not represent or warrant that this Agreement complies with any provision of federal, state, local, or non-United States law. The Company, the Bank, other affiliates of the Bank, and their respective directors, officers, employees and advisers will not be liable to the Executive (or any other individual claiming a benefit through the Executive) for any tax, interest, or penalties the Executive may owe as a result of this Agreement. Neither the Company, the Bank nor any other affiliate of the Company has any obligation to indemnify or otherwise protect the Executive from any obligation to pay taxes under Section 409A.

(b) The right to a series of payments under this Agreement will be treated as a right to a series of separate payments. Each payment under this Agreement that is made within 2-½ months following the end of the year that contains the Termination Date is intended to be exempt from Section 409A as a short-term deferral within the meaning of the final regulations under Section 409A. Each payment under this Agreement that is made later than 2-½ months following the end of the year that contains the Termination Date is intended to be exempt from Section 409A under the two-times exception of Treasury Reg. § 1.409A-1(b)(9)(iii), up to the limitation on the availability of that exception specified in the regulation. Then, each payment that is made after the two times exception ceases to be available shall be subject to delay, as necessary, as specified below.

(c) To the extent necessary to comply with Section 409A, in no event may the Executive, directly or indirectly, designate the taxable year of payment. In particular, to the extent necessary to comply with Section 409A, if any payment to the Executive under this Agreement is conditioned upon the Executive executing and not revoking a release of claims and if the designated payment period for such payment begins in one taxable year and ends in the next taxable year, the payment will be made in the later taxable year.

(d) To the extent necessary to comply with Section 409A, references in this Agreement to "termination of employment" or "terminates employment" (and similar references) shall have the same meaning as "separation from service" under Section 409A(a)(2)(A)(i) and any governing Internal Revenue Service guidance and Treasury regulations ("Separation from Service"), and no payment subject to Section 409A that is

payable upon a termination of employment shall be paid unless and until (and not later than applicable in compliance with Section 409A) the Executive incurs a Separation from Service. In addition, if the Executive is a "specified employee" within the meaning of Section 409A(a)(2)(B)(i) at the time of the Executive's Separation from Service, any nonqualified deferred compensation subject to Section 409A that would otherwise have been payable on account of, and within the first six months following, the Executive's Separation from Service, and not by reason of another event under Section 409A(a)(2)(A), will become payable on the first business day after six months following the date of the Executive's Separation from Service or, if earlier, the date of the Executive's death.

(e) To the extent that any payment of or reimbursement by the Bank to the Executive of eligible expenses under this Agreement constitutes a "deferral of compensation" within the meaning of Section 409A (a "Reimbursement") (i) the Executive must request the Reimbursement (with substantiation of the expense incurred) no later than 90 days following the date on which the Executive incurs the corresponding eligible expense; (ii) subject to any shorter time period provided in any Bank expense reimbursement policy or specifically provided otherwise in this Agreement, the Bank shall make the Reimbursement to the Executive on or before the last day of the calendar year following the calendar year in which the Executive incurred the eligible expense; (iii) the Executive's right to Reimbursement shall not be subject to liquidation or exchange for another benefit; (iv) the amount eligible for Reimbursement in one calendar year shall not affect the amount eligible for Reimbursement in any other calendar year; and (v) except as specifically provided otherwise in this Agreement, the period during which the Executive may incur expenses that are eligible for Reimbursement is limited to five calendar years following the calendar year in which the Termination Date occurs.

26. Miscellaneous Provisions.

(a) **Further Assurances.** Each of the parties hereto shall do, execute, acknowledge, and deliver or cause to be done, executed, acknowledged, and delivered at any time and from time to time upon the request of any other party hereto, all such further acts, documents, and instruments as may be reasonably required to effect any of the transactions contemplated by this Agreement.

(b) **Binding Effect; Assignment.** This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that neither party hereto may assign this Agreement without the prior written consent of the other party. Notwithstanding the foregoing, (i) the Company or the Bank, as applicable, shall require any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company or the Bank, as applicable, to expressly assume, in writing, all of the Company's or the Bank's, as applicable, obligations to the Executive hereunder and the Executive hereby consents to the assignment of the Restrictive Covenants under this Agreement to any successor or assign of the Company or the Bank, as applicable, and (ii) upon the Executive's death, this Agreement shall inure to the benefit of and be enforceable by the Executive's executors, administrators, representatives, heirs, distributees, devisees, and legatees and all amounts payable

hereunder shall be paid to such persons or the estate of the Executive.

(c) **Waiver; Amendment.** No provision or obligation of this Agreement may be waived or discharged unless such waiver or discharge is agreed to in writing and signed by a duly authorized officer of the Company and the Bank and the Executive. The waiver by any party hereto of a breach of or noncompliance with any provision of this Agreement shall not operate or be construed as a continuing waiver or a waiver of any other or later breach or noncompliance. Except as expressly provided otherwise herein, this Agreement may be amended or supplemented only by a written agreement executed by a duly authorized officer of the Company, a duly authorized officer of the Bank and the Executive.

(d) **Headings.** The headings in this Agreement have been inserted solely for ease of reference and shall not be considered in the interpretation or enforcement of this Agreement.

(e) **Severability.** Should any provision of this Agreement be held by a court of competent jurisdiction to be enforceable only if modified, or if any portion of this Agreement shall be held as unenforceable and thus stricken, such holding shall not affect the validity of the remainder of this Agreement, the balance of which shall continue to be binding upon the parties with any such modification to become a part hereof and treated as though originally set forth in this Agreement. The parties further agree that any such court is expressly authorized to modify any such unenforceable provision of this Agreement in lieu of severing such unenforceable provision from this Agreement in its entirety, whether by rewriting the offending provision, deleting any or all of the offending provision, adding additional language to this Agreement or by making such other modifications as it deems warranted to carry out the intent and agreement of the parties as embodied herein to the maximum extent permitted by law. The parties expressly agree that this Agreement as so modified by the court shall be binding upon and enforceable against each of them. In any event, should one or more of the provisions of this Agreement be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions hereof, and if such provision or provisions are not modified as provided above, this Agreement shall be construed as if such invalid, illegal, or unenforceable provisions had not been set forth herein.

(f) **Notice.** Any notice, request, instruction, or other document to be given hereunder to any party shall be in writing and delivered by hand, registered or certified United States mail, return receipt requested, or other form of receipted delivery, with all expenses of delivery prepaid, at the address specified for such party below (or such other address as specified by such party by like notice):

If to the Executive: At the address maintained in the personnel records of the Bank.

If to the Company:

Columbia Financial, Inc.
19-01 Route 208 North
Fair Lawn, NJ 07410
Attention: Thomas J. Kemly

If to the Bank:

Columbia Bank
19-01 Route 208
N. Fair Lawn, NJ
07410
Attention: Thomas J. Kemly

(g) **Counterparts.** This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which taken together shall constitute one and the same instrument.

(h) **Governing Law; Jurisdiction and Venue.** This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey, without reference to the choice of law principles or rules thereof. Any action or proceeding by either of the parties to enforce this Agreement shall be brought only in state courts in Bergen County, New Jersey and the United States District Court for the District of New Jersey. The parties hereby irrevocably submit to the exclusive jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue.

(i) **Entire Agreement.** This Agreement constitutes the entire and sole agreement between the Company and the Bank and the Executive with respect to the Executive's employment with the Company and the Bank or the termination thereof, and there are no other agreements or understandings either written or oral with respect thereto. The parties agree that any and all prior severance and/or change of control agreements between the parties have been terminated and are of no further force or effect.

27. Review and Consultation. THE EXECUTIVE HEREBY ACKNOWLEDGES AND AGREES THAT SHE (I) HAS READ THIS AGREEMENT IN ITS ENTIRETY PRIOR TO EXECUTING IT, (II) UNDERSTANDS THE PROVISIONS AND EFFECTS OF THIS AGREEMENT, (III) HAS CONSULTED WITH SUCH ADVISORS AS SHE HAS DEEMED APPROPRIATE IN CONNECTION WITH HER EXECUTION OF THIS AGREEMENT, AND (IV) HAS EXECUTED THIS AGREEMENT VOLUNTARILY. THE EXECUTIVE HEREBY UNDERSTANDS, ACKNOWLEDGES, AND AGREES THAT THIS AGREEMENT HAS BEEN PREPARED BY COUNSEL FOR THE COMPANY AND THE BANK AND THAT THE EXECUTIVE HAS NOT RECEIVED

ANY ADVICE, COUNSEL, OR RECOMMENDATION WITH RESPECT TO THIS AGREEMENT FROM THE COMPANY OR THE BANK OR THEIR COUNSEL.

28. **Survival.** Upon any expiration or other termination of this Agreement: (i) each of Sections 4(h) (Indemnification), 12 - 18 (Restrictive Covenants), 19 (Release), 20 (Cooperation), 24 (Required Provisions), 25 (Section 409A) and 27 (Review and Consultation) shall survive such expiration or other termination; and (ii) all of the other respective rights and obligations of the parties hereto shall survive such expiration or other termination to the extent necessary to carry out the intentions of the parties under this Agreement.

- *signature page follows* -

IN WITNESS WHEREOF, each of the Company and the Bank has caused this Agreement to be executed by its duly authorized officer, and the Executive has signed this Agreement, all on the dates specified below and effective as of the Effective Date.

ALLYSON K. SCHLESINGER

Allyson K. Schlesinger

Date: August 1, 2018

COLUMBIA FINANCIAL, INC.:

By: Thomas J. Kemly

Name: Thomas J Kemly

Title: President, CEO

Date: August 2, 2018

COLUMBIA BANK:

By: Thomas J. Kemly

Name: Thomas J Kemly

Title: President, CEO

Date: August 2, 2018

EXHIBIT I RELEASE

OF ALL CLAIMS

FOR VALUABLE CONSIDERATION, including the payment to the Executive of certain severance benefits pursuant to the agreement between Columbia Financial, Inc., Columbia Bank and the Executive, dated___, 2018 (the "Employment Agreement"), the Executive hereby makes this Release of All Claims ("Release") in favor of **Columbia Financial, Inc. and Columbia Bank** (including all their subsidiaries and affiliates) (collectively, "Company") and its agents as set forth herein.

1. The Executive releases, waives and discharges the Company and its agents (as defined below) from all claims, whether known or unknown, arising out of the Executive's employment relationship with the Company, the termination of that relationship, and all other events, incidents, or actions occurring before the date on which this Release is signed. Claims released herein include, but are not limited to, discrimination claims based on age, race, sex, religion, national origin, disability, veteran status, or any other employment claim, including claims arising undeThe Civil Rights Act of 1866, 42 U.S.C. § 1981; Title VII of the Civil Rights Act of 1964; the Americans with Disabilities Act; the Age Discrimination in Employment Act of 1967; the Federal Rehabilitation Act of 1973; the Older Workers' Benefits Protection Act; the Employee Retirement Income Security Act of 1974; the Fair Labor Standards Act; the Family and Medical Leave Act (to the extent that FMLA claims may be released under governing law), any Federal or State wage and hour laws and all other similar Federal or State statutes; and any and all tort or contract claims, including, but not limited to, breach of contract, breach of good faith and fair dealing, infliction of emotional distress, defamation, or wrongful termination or discharge; provided, however, that the release set forth in this Section 1 shall not apply to (a) the payment and/or benefit obligations of the Company under the Employment Agreement, (b) any claims the Executive may have under any plans or programs not covered by the Employment Agreement in which the Executive participated and under which the Executive has accrued and become entitled to a benefit, and (c) any indemnification or other rights the Executive may have under the Employment Agreement or in accordance with the governing instruments of the Company or under any director and officer liability insurance maintained by the Company with respect to liabilities arising as a result of the Executive's service as an officer and employee of the Company or any predecessor thereof.

2. The Executive further acknowledges that the Company has advised the Executive to consult with an attorney of the Executive's own choosing and that the Executive has had ample time and adequate opportunity to thoroughly discuss all aspects of this Release with legal counsel prior to executing this Release.

3. The Executive agrees that the Executive is signing this Release of her own free will and is not signing under duress.

4. In the event the Executive is forty (40) years of age or older, the Executive acknowledges that the Executive has been given a period of twenty-one (21) days to review and consider a draft of this Release in substantially the form of the copy now being executed and has carefully considered the terms of this Release. The Executive understands that the Executive may use as much or all of the twenty-one(21) day period as the Executive wishes prior to signing, and the Executive has done so.

5. In the event the Executive is forty (40) years of age or older, the Executive has been advised and understands that the Executive may revoke this Release within seven (7) days after acceptance. ***Any revocation must be in writing and hand-delivered to: Thomas J. Kemly, no later than by close of business on the seventh (7th)day following the date of execution of this release.***

6. The "Company and its agents," as used in this Release, means the Company, its subsidiaries, affiliated or related corporations or associations, their predecessors, successors, and assigns, and the directors, officers, managers, supervisors, employees, representatives, servants, agents, and attorneys of the entities above described, and all persons acting, through, under or in concert with any of them.

7. The Executive agrees to refrain from making any disparaging remarks concerning the Company or its agents. The Company agrees to refrain from providing any information to third parties other than confirming dates of employment and job title, unless the Executive gives the Company written authorization to release other information or as otherwise required by law. With respect to the Company, this restriction pertains only to official communications made by the Company's directors and/or officers and not to unauthorized communications by the Company's employees or agent. This restriction will not bar the Company from disclosing the Release as a defense or bar to any claim made by the Executive in derogation of this Release.

8. The Company and the Bank agree not to make any oral or written statement or take any other action that disparages or criticizes the Executive or his good reputation both during the period of employment of the Executive with the Bank and the Company and at any time thereafter.

PLEASE READ CAREFULLY BEFORE SIGNING. EXCEPT AS EXPRESSLY PROVIDED IN PARAGRAPH 1 ABOVE, THIS RELEASE CONTAINS A RELEASE AND DISCHARGE OF ALL KNOWN AND UNKNOWN CLAIMS AGAINST THE COMPANY AND ITS AGENTS EXCEPT THOSE RELATING TO THE ENFORCEMENT OF THIS RELEASE OR THOSE ARISING AFTER THE EFFECTIVE DATE OF THIS RELEASE.

Addendum

- You will receive a signing bonus of $150,000 upon your hire.
- Executive shall be based out of the Company's headquarters in Fair Lawn, New Jersey.
- You will be a participant in the 2018 PAIP program. Under the provisions of our plan, you will have a "first year" target opportunity of 50% of your base salary based on the Bank's performance in 2018. In 2019, 10% of your target opportunity will be based on meeting quarterly production goals. The 2018 PAIP will be paid out in February 2019 and will be prorated based on your date of hire. For 2018, we will guarantee a minimum payment of $150,000 under this plan.
- You will also be eligible to participate in the Bank's Long Term Incentive Plan (LTIP) effective the date of your hire. This plan will allow you an additional target opportunity of 30% of your base salary. Each performance period in the LTIP is three years. Due to your hire date, the first performance period you will be eligible for will run from 1/1/18-12/31/20. Participants who are hired by Columbia Bank between January 1st and June 30th of a Plan Year will receive a pro rata incentive award based on their length of employment during the Performance Period. Since you are starting after June 30th, we have decided to allow you to get the benefit of the full year and your payment will not be prorated. The first payout will occur after the plan year ending 2020, at which time you will be eligible for 2/3 of that award payment with the final 1/3 being paid out at the end of 2021. We will guarantee you a minimum payment of $100,000 when the first payout is made in 2020. The result is a rolling series of annual awards, with two thirds of the payout for a performance period paid out at the end of year three of the performance period and one third of the payout paid at the end of year four. We expect the LTIP will be converted to an equity award at the time the Management Recognition Awards are approved in May 2019. ***(See LTIP Summary Plan Description Booklet for further information)***
- You will also be eligible for the Management Recognition Equity Awards when the plan is approved by our shareholders in May 2019. *These awards are in addition to the awards made under our Long Term Incentive program.*
- In order to make up for the unvested portion of your equity grants with Citibank, we will also guarantee you an additional $125,000 credited based on your current vesting schedule. This amount will be converted to CLBK stock once the Management Recognition Awards are approved by the shareholders. Our intent is to swap your unvested equity with Citibank for CLBK stock.
- You will also receive an additional $120,000 to further cover your unvested cash incentive. This amount will be paid in the following way - $50,000 as of 12/31/18 and the remaining $70,000 will be split evenly between the 2019 and 2020 PAIP incentive awards. Similar to your unvested portion of your equity grants, we can discuss converting this amount to CLBK stock when it is approved by our shareholders.

- As an employee of the Bank, you will also be eligible to participate in the Bank's Employee Stock Ownership Plan (ESOP) after 6 months of service. ***(See highlights of the ESOP Summary Plan Description for further information)***

- As a member of the Executive Management team, our internal policy requires you to own three times your base salary in CLBK stock. This requirement must be achieved within five years of your employment. All sources of CLBK stock are included in meeting this requirement including the Management Recognition Awards and the ESOP allocations.

- You will also receive a company car with a value not to exceed $45,000. You will be able to choose your car based on this allowance.

- You may start contributing to the Bank's 401(k) plan on the first day of the month following your date of hire. The Bank's matching contributions (100% of your first 3%) will commence on the first day of the month following six months of service. The vesting in this plan is graded, with full vesting upon completion of five years of service.

- Upon hire you will also be a participant in the Bank's Defined Benefit Pension Plan. The vesting under this plan is five years of service and each participant must work a minimum of 1,000 hours to receive annual vesting credit. Your benefit depends upon the number of years of service you work and your final high five year average salary when the benefit is calculated. In particular, your benefit is calculated by multiplying 1.8% X Your Final Average Salary X Your Years of Service. Based on various actuarial results, the annual value of this benefit is estimated to be approximately 15% of your base salary. ***(See Highlights of the Columbia Bank Retirement Plan for further information)***

- All provisions of Section 21 of the employment contract regarding Publicity requires the Executive's prior notice and consent not to be unreasonably withheld.